  THIS DOCUMENT IS A COPY OF SCHEDULE 13G FILED ON FRIDAY, FEBRUARY 14, 1997 PURSUANT TO A RULE 201 TEMPORARY HARDSHIP EXEMPTION.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                  SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )(1)



                                   Aware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   05453N 10 0
--------------------------------------------------------------------------------

                                 (CUSIP Number)

                               -----------------






____________________

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                                    -------------------
 CUSIP No.05453N   10 0              13G                      Page 2 of 6 Pages
          -------------                                           ---  ---
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--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Richard J. Naegele
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                      (a) [  ]
                                                                      (b) [  ]

--------------------------------------------------------------------------------
   3      SEC USE ONLY


--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.A.
--------------------------------------------------------------------------------
                          5    SOLE VOTING POWER
                               2,084,695
      NUMBER OF           ------------------------------------------------------
        SHARES            6    SHARED VOTING POWER
     BENEFICIALLY              0
       OWNED BY           ------------------------------------------------------
         EACH             7    SOLE DISPOSITIVE POWER
      REPORTING                2,084,695
     PERSON WITH          ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,084,695
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES                                            [  ]

--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          11.3
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON *

          IN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                    -------------------
 CUSIP No.05453N   10 0              13G                      Page 3 of 6 Pages
          -------------                                           ---  ---
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Item 1(a).    Name of Issuer:
              ---------------

              Aware, Inc.


Item 1(b).    Address of Issuer's Principal Executive Offices:
              ------------------------------------------------

              One Oak Park
              Bedford, MA 01730

Item 2(a).    Name of Persons Filing:
              -----------------------

              Richard J. Naegele

Item 2(b).    Address of Principal Business Office or, If None, Residence:
              ------------------------------------------------------------

              401 S. LaSalle Street
              Suite 1502
              Chicago, IL 60605

Item 2(c).    Citizenship:
              ------------

              U.S.A.

Item 2(d).    Title of Class of Securities:
              -----------------------------

              Common Stock, $0.01 par value per share

Item 2(e).    CUSIP Number:
              -------------

              05453N   10  0

Item 3.       If this statement is filed pursuant to RULES 13d-1(b), or
              ---------------------------------------------------------
              13d-2(b), check whether the person filing is a:
              -----------------------------------------------

       (a)    [  ]  Broker or dealer registered under Section 15 of the Act;

       (b)    [  ]  Bank as defined in Section 3(a)(6) of the Act;

       (c)    [  ]  Insurance Company as defined in Section 3(a)(19) of the Act;

-------------------------                                    -------------------
 CUSIP No.05453N   10 0              13G                      Page 4 of 6 Pages
          -------------                                           ---  ---
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       (d)    [  ]  Investment Company registered under Section 8 of the
                    Investment Company Act;

       (e)    [  ]  Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940;

       (f)    [  ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund;

       (g)    [  ]  Parent Holding Company, in accordance with Rule 13d-1(b)
                    (ii)(G);

       (h)    [  ]  Group, in accordance with Rule 13d-1(b)(l)(ii)(H).

Item 4.       Ownership.  (See Note A)
              ----------

       (a)    Amount beneficially owned:    2,084,695

       (b)    Percent of class: 11.3

       (c)    Number of shares as to which such person has:

       (i)    Sole power to vote or to direct the vote 2,084,695

       (ii)   Shared power to vote or to direct the vote   0

       (iii)  Sole power to dispose or to direct the disposition of   2,084,695

       (iv)   Shared power to dispose or to direct the disposition of   0

-------------------------                                    -------------------
 CUSIP No.05453N   10 0              13G                      Page 5 of 6 Pages
          -------------                                           ---  ---
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Item 5.       Ownership of Five Percent or Less of a Class.
              ---------------------------------------------

              N/A

Item 6.       Ownership of More than Five Percent on Behalf of Another Person.
              ----------------------------------------------------------------

              N/A


Item 7.       Identification and Classification of the Subsidiary Which Acquired
              ------------------------------------------------------------------
              the Security Being Reported on by the Parent Holding Company.
              -------------------------------------------------------------

              N/A

Item 8.       Identification and Classification of Members of the Group.
              ----------------------------------------------------------

              N/A

Item 9.       Notice of Dissolution of Group.
              -------------------------------

              N/A

Item 10.      Certification.
              --------------

              N/A

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 CUSIP No.05453N   10 0              13G                      Page 6 of 6 Pages
          -------------                                           ---  ---
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                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement with respect to it is true, complete and correct.


Date:  February 12, 1997




By: /s/ Richard J. Naegele
    ------------------------------